Exhibit 99.2

FORM OF ASSIGNMENT AND TRANSFER

For value received (being US$1.00), Alibaba Investment Limited (the “Assignor”) hereby sell(s), assign(s) and transfer(s) unto Alibaba.com Hong Kong Limited (the “Assignee”) the within Note.

In connection with any transfer of the within Note occurring prior to the Resale Restriction Termination Date, as defined in the Indenture governing such Note, the Assignor confirms that such Note is being transferred:

☐                                   To BEST Inc. or a subsidiary thereof; or

☐                                   Pursuant to a registration statement that has become or been declared effective under the Securities Act of 1933, as amended; or

☐                                   Pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended; or

☒                                 Outside the United States in accordance with Regulation S under the Securities Act of 1933, as amended; or

☐                                   Pursuant to and in compliance with Rule 144 under the Securities Act of 1933, as amended (if available).

Whether occurring prior to, on or after the Resale Restriction Termination Date, the Assignor represents and warrants that the Note being transferred hereunder is an Alibaba Affiliate Note. The Assignor and the Assignee agree and acknowledge that, solely for the purpose of governing the transaction between the Assignor and the Assignee, the Note being transferred hereunder shall be deemed sold to the Assignee as of September 17, 2019.

Dated:	March 24, 2020

Assignor
Alibaba Investment Limited

By:	/s/ Yi Zhang
Name:	Yi Zhang
Title:	Authorized Signatory

Assignee
Alibaba.com Hong Kong Limited

By:	/s/ OU CHIA-LIN
Name:	OU CHIA-LIN
Title:	Authorized Signatory

NOTICE: The signature on the assignment must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.